Exhibit 99.2
Execution Version
ASSUMPTION AGREEMENT
          ASSUMPTION AGREEMENT, dated as of October 23, 2006 (the “Agreement”), by Fidelity National Title Group, Inc., a Delaware corporation (“FNT”), in favor of Fidelity National Financial, Inc., a Delaware corporation (“FNF” and, together with FNT, the “Parties”).
W I T N E S S E T H:
          WHEREAS, the Parties have entered into a Securities Exchange and Distribution Agreement, dated as of June 25, 2006, as amended and restated as of September 12, 2006 (the “SEDA”), pursuant to which, among other things, FNT has agreed to assume certain liabilities of FNF; and
          WHEREAS, capitalized terms used herein without definition shall have the respective meanings set forth in the SEDA;
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
          1. Assumption of Liabilities. Pursuant to Section 2.1(b) of the SEDA, FNT hereby assumes and agrees to pay, honor and discharge when due all of the Assumed Liabilities in accordance with their respective terms and subject to all of FNF’s associated rights, claims and defenses.
          2. Third Parties. The assumption by FNT of the liabilities of FNF herein provided is not intended by the Parties to expand the rights and remedies of any third party against FNT in respect of such liabilities as compared to the rights and remedies which such third party would have had against FNF in respect of such liabilities had the Parties not consummated the transactions contemplated by the SEDA. Nothing contained herein shall, or shall be construed to, prejudice the right of FNT to contest any claim or demand with respect to any obligation, liability or commitment assumed hereunder and FNT shall have all rights which FNF may have or have had to defend or contest any such claim or demand.
          3. Indemnity. FNT shall indemnify FNF and hold it harmless against any losses, claims, demands, damages, liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, obligations, liens, forfeitures, settlements, payments, fees and expenses (including without limitation reasonable attorneys’ fees and expenses, and any other expenses reasonably incurred in connection with investigating, prosecuting or defending an Action) which FNF may incur as a result of (i) any Assumed Liability, (ii) any Action involving a contest with any third party of the amount or validity of any liabilities assumed hereunder, provided that FNF shall have no right or obligation to participate in any way on FNT’s behalf or otherwise in or with respect to any such contest, (iii) any failure by FNT to timely pay any Assumed Liabilities and (iv) any expense (including attorneys fees) incurred by FNF in enforcing its rights hereunder. “Action” means any demand, action, lawsuit, countersuit, arbitration, inquiry, proceeding or investigation by or before any court or governmental or regulatory authority or agency or any arbitration or mediation tribunal.
          4. FNT’s Rights. FNF hereby irrevocably constitutes and appoints FNT (and each of FNT’s successors and permitted assigns) its true and lawful attorney-in-fact and agent, with full power of substitution, in its name or otherwise, to pay, discharge, adjust, settle or compromise any Assumed Liability, to prosecute or defend any action or claim in connection therewith, and, if applicable, to submit to arbitration any controversy relating thereto; provided that without FNF’s consent, FNT shall not agree to any settlement of an Assumed Liability unless (i) such settlement does not impose any obligation on FNF other than the payment of money (which FNT shall pay as agreed herein), and (ii) if such settlement relates to a pending or threatened Action, such settlement includes a release of FNF from further liability in connection with the Assumed Liability being settled.
          5. Subject to the SEDA. The scope, nature and extent of the Assumed Liabilities are expressly set forth in the SEDA. Nothing contained herein shall itself change, amend, extend or alter (nor shall it be deemed or construed as changing, amending, extending or altering) the terms or conditions of the SEDA with respect thereto in any manner whatsoever.
          6. Successors and Assigns. This Agreement shall be binding on, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns, including, in the case of FNF, FIS.
          7. Entire Agreement; Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable rights, remedies or claims.
          8. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.
          9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party.
          10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          11. Amendment. The parties may amend this Agreement only by a written agreement signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have duly executed this Assumption Agreement as of the date first above written.

FIDELITY NATIONAL TITLE GROUP, INC.
By:	/s/ Anthony J. Park
Anthony J. Park
Executive Vice President and Chief Financial Officer

FIDELITY NATIONAL FINANCIAL, INC.
By:	/s/ Alan L. Stinson
Alan L. Stinson
Executive Vice President and Chief Operating Officer

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